[LOGO OF ROSLYN
 BANCORP, INC. ]




  1400 Old Northern Boulevard, Roslyn, NY  11576-2154 *  TEL:  (516) 621-6000

                             FOR IMMEDIATE RELEASE

                                        Contact:   Tormey Santolli
                                                   Investor Relations
                                                   Extension 1228


                  ROSLYN BANCORP, INC. COMPLETES ACQUISITION
                            OF T R FINANCIAL CORP.

      Creating Fourth Largest New York Thrift with $7.7 Billion in Assets


Roslyn, New York, February 17, 1999 - Roslyn Bancorp, Inc. (NASDAQ:RSLN), the holding company for The Roslyn Savings Bank, today announced the completion of its acquisition of T R Financial Corp. (ROSE) and its wholly owned subsidiary, Roosevelt Savings Bank.

T R Financial shareholders will receive 2.05 shares of Roslyn common stock for each share of T R Financial common stock they own. The acquisition of T R Financial by Roslyn was approved by the shareholders of both institutions at respective special meetings on December 22, 1998. The transaction will be accounted for as a pooling of interests.

The combined bank will retain the Roslyn name, have $7.7 billion in assets, more than $4.1 billion in deposits and 25 full-service banking locations. It will be the fourth largest thrift institution based in New York State and among the leaders in the nation.

Joseph L. Mancino, the Chief Executive Officer of both Roslyn Bancorp and The Roslyn Savings Bank, said, "We are excited about the opportunities this combined company represents and are pleased to welcome our new stockholders, customers and employees to the Roslyn family. We also welcome five additional new Board members from T R Financial Corp. I am pleased to report that our systems conversion will be finalized within the week. This project contributes significantly to the realization of the projected cost saves and reaffirms our commitment to the enhancement of shareholder value."

Mr. Mancino will serve as both President and Chief Executive Officer of Roslyn Bancorp and as Chairman, President and Chief Executive Officer of The Roslyn Savings Bank.

John M. Tsimbinos, former Chairman and Chief Executive Officer of T R Financial Corp. and Roosevelt Savings Bank will hold the title of Chairman of Roslyn Bancorp and Vice Chairman of The Roslyn Savings Bank. Mr. Tsimbinos stated, "I am totally committed to Roslyn's success, as the largest individual shareholder of Roslyn Bancorp stock."

Roslyn's management includes John R. Bransfield, Jr., Sr. Executive Vice President and Chief Operating Officer, John L. Klag, Executive Vice President and Investment Officer, Nancy C. MacKenzie, Executive Vice President and Chief Information Officer, Daniel L. Murphy, Executive Vice President and Retail Banking Officer, and Michael P. Puorro, Executive Vice President and Chief Financial Officer. A. Gordon Nutt, former President of Roosevelt Savings Bank joins as Executive Vice President and Special Transition Officer.

"With a year of record earnings and mortgage originations, a talented management team and exciting new opportunities ahead, it is clear Roslyn is exceptionally well positioned to maximize its substantial capacity for growth," Mr. Mancino concluded.

Roslyn is now one of the top 10 banks in deposit market share in Kings, Queens, Nassau and Suffolk Counties, whose combined populations exceed that of 39 individual states. In addition, Roslyn is now fifth in deposit market share in Nassau County. Nassau is part of the third highest statistical area in terms of median household income in the nation.

In addition to 25 full-service banking offices, The Roslyn Savings Bank operates 15 mortgage origination offices of Roslyn National Mortgage Corporation in New York, New Jersey, Connecticut, Delaware, Pennsylvania, Virginia, Maryland, and Tennessee.

Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Roslyn Bancorp, Inc.'s press releases are available by fax at no charge through Business Wire's News-On-Demand service. For an index of Roslyn Bancorp, Inc.'s press releases or to obtain a specific release, call (888) 329-4697 or visit us on the worldwide web at: http://www.roslynsavings.com.